U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 1, 2000

                            Tutornet.com Group, Inc.
             (Exact name of registrant as specified in its charter)



      Delaware                   0-28773                    65-0910071
(State or other             (Commission File             (I.R.S. Employer
jurisdiction of                  Number)                Identification No.)
 incorporation)


1036 Leigh Mill Road, Great Falls, Virginia]                    22066
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code: (703) 759-5731

Former Name and Address (on Form 8-K filed May 18, 2000):
         11410 Isaac Newton Square
         Suite 105
         Reston, Virginia 20190




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Item 4. Changes in Registrant's Certifying Accountant.

         Although it has had no formal communication from the firm of Cerasi, Kraus & Associates, Inc., certified public accountants (the "Cerasi firm"), Tutornet.com Group, Inc. (the "Company") believes that the Cerasi firm may decline to continue to serve as the Company's independent public auditors. The Company is aware of no disagreements between the Company and the Cerasi firm regarding the Company's financial statements. If the Company declines to so serve, the Company intends to seek to engage another firm of independent certified public accountants to serve as its auditors, but cannot predict when another firm will be engaged.

Item 5. Other Events and Regulation FD Disclosure.

         The Company hereby reports the following:

         1. The statement made in the Company's Form 8-K filed with the Securities and Exchange Commission on May 18, 2000 (the "May 18 Form 8-K") with respect to the Company's Anchor Tenant Agreement with America Online, Inc. ("AOL") dated as of January 14, 2000 was incorrect. The Company's President, Euburn Forde ("Forde"), was notified on April 26, 2000 by letter that AOL had terminated that Agreement. As a result, the Company will not achieve its previously projected penetration of AOL's market or subscribers or generate the previously projected revenues resulting from anticipated subscriptions from AOL subscribers.

         2. A statement was made in the May 18 Form 8-K with respect to the Company's involvement in a process by which it would obtain a $30 million investment from an accredited investor in return for the issuance of 5,000,000 shares of its Class A and 5,000,000 shares of its Class B common stock. Notwithstanding the Company's expectations at the time, that investment has not been made and the Company currently doubts that the investment will ever be made. As a result, the Company's financial position is dire and no assurance can be given that the Company will be able to survive as an independent entity or at all. In view of the Company's dire financial position, the Company is continuing to seek other sources of financing. There can be no assurance that such financing will be obtained. If such financing is not obtained, the Company may have to seek protection from its creditors under the bankruptcy laws, transfer significant amounts of its assets to creditors outside of bankruptcy court protection, be acquired, wind up its operations or stop conducting business.

         3. On October 10, 2000, two creditors of the Company and its subsidiary, Tutornet.com, Inc. ("Tutornet"), Business Development Corporation, a Colorado corporation ("BDC"), and GJM Trading Partners Ltd., a Colorado limited partnership ("GJM"), filed Motions for Judgment in Fairfax County, Virginia Circuit Court against the Company, Tutornet and Forde. The Motions alleged various causes of action against the defendants, including fraud, negligent misrepresentation, rescission, breach of contract and foreclosure against specified assets. The allegations arise out of the merger transaction pursuant to which the Company merged with Zycom Corp and became a publicly traded company and the bridge loan transaction between the Company and BDC and GJM pursuant to which the Company borrowed $500,000 from BDC and GJM, secured by a pledge of the Company's operating assets. The parties are currently working to achieve a negotiated settlement of this litigation. Should a settlement not be reached or



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

if Tutornet is unable to effect the financing it is trying to effect, it may have no source of funds from which to pay amounts owed to BDC and GJM other than amounts payable to Tutornet under the Software License Agreement between Tutornet and Blackboard, Inc. Those funds approximate $23,000 per month and, as part of the proposed settlement, the bulk of such funds (after deduction for specified legal fees) will be assigned directly to BDC and GJM in respect of the indebtedness and other amounts owed to them . If additional financing is not obtained, BDC and GJM may be able to foreclose on and take possession of substantially all of the Company's and Tutornet's operating assets. The possibility of such an event may cause the Company or Tutornet to seek protection from creditors under the bankruptcy laws.

         4. The Company is actively seeking additional financing. Pending the receipt of such financing, the Company has suspended its classroom service activities and reduced its staff to perform only business critical operations to conserve its available cash. Currently, the Company's only source of revenues is payments under the Software License Agreement between Tutornet and Blackboard, Inc. Those payments currently approximate $23,000 per month, payable quarterly. Although at least one preliminary proposal has been received that incorporates terms that are acceptable to the Company, there can be no assurance that additional financing will be obtained. The Company's normal business operations will not restart prior to the time such additional financing is obtained. The failure to obtain such financing may result in the bankruptcy of the Company and/or Tutornet, the Company's subsidiary. Further, even if such financing is obtained, there can be no assurance that the Company's suspension of many operations pending receipt of additional financing will not result in the Company's ultimate demise or that the Company's business has not suffered a material adverse effect as a result of such suspension. Notwithstanding the foregoing, the Company intends to resume operations as soon as its financial condition permits.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            TUTORNET.COM GROUP, INC.


Date: November 17, 2000                     By /s/ Euburn R.A. Forde
      ------------------------------           ------------------------
                                               Name: Euburn R.A. Forde
                                               Title: President






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